Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 21, 2025 (July 28, 2025 as to the effects of the revision discussed in Note 1, and September 3, 2025 as to the effects of the stock conversion described in Note 1), relating to the financial statements of Park Dental Partners, Inc.

/s/ Deloitte & Touche LLP

Minneapolis, MN

December 5, 2025